CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of DT Industries, Inc. of our report on the consolidated financial statements of Mid-West Automation Enterprises, Inc. dated August 20, 1996, which appears on page 3 of the Current Report on Form 8-K/A of DT Industries, Inc. filed on September 23, 1996. Such Current Report on Form 8-K/A is incorporated by reference in the prospectus filed by DT Industries, Inc. on November 27, 1996 pursuant to Rule 424(b) under the Securities Act of 1933. Such prospectus is incorporated by reference in this Form S-8.






/s/  Altschuler, Melvoin and Glasser LLP

Chicago, Illinois
February 7, 1997